Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE	For more information, contact: Joe A. Ewing, Vice President, Investor Relations 712/277-7305 jewing@terraindustries.com
TERRA ISSUES REMINDER TO SHAREHOLDERS
NOW IS THE TIME TO VOTE FOR TERRA’S HIGHLY-QUALIFIED DIRECTOR NOMINEES
SIOUX CITY, IOWA (November 19, 2009) – Terra Industries Inc. (NYSE: TRA) today issued the following statement to its shareholders regarding tomorrow’s Annual Meeting of Shareholders:
Despite six tries over ten months, CF has failed to make a proposal to Terra that appropriately values Terra’s robust near- and long-term prospects and the significant upside value in Terra’s strategy. Terra’s 2010 EBITDA estimate of $694 million (which is nearly $170 million higher than the Street estimate on which CF’s most recent proposal was premised1) underscores our strong prospects as the economic recovery continues, and the inadequacy of CF’s latest proposal.
Terra shareholders have in place a Board whose sole focus is pursuing the best interests of all Terra shareholders, including remaining open-minded about any opportunity that could create significant value. Now is the time for Terra shareholders to protect the value of their investment by supporting Terra’s three independent directors who possess the industry knowledge and experience to guide Terra through whatever may emerge as this process continues.
Terra’s annual meeting is tomorrow – it is more important now than ever that Terra shareholders vote the WHITE proxy card to re-elect Terra’s three highly-qualified and experienced independent directors – Martha O. Hesse, Dennis McGlone and our Chairman, Henry R. Slack.
Every vote from Terra shareholders is IMPORTANT. Please vote Terra’s WHITE proxy card TODAY by telephone or Internet. We urge shareholders to discard any blue proxy card they may receive from CF. If shareholders have questions concerning CF’s proposal or need additional copies of Terra’s publicly-filed materials, please contact MacKenzie Partners, Inc. at (800) 322-2885 (Toll-Free) or at (212) 929-5500 (Collect).
About Terra
Terra Industries Inc., with 2008 revenues of $2.9 billion, is a leading North American producer and marketer of nitrogen products.
Important Information and Where to Find It
On October 13, 2009, Terra filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with its 2009 Annual Meeting, and is mailing the definitive proxy statement to its shareholders. Investors and security holders are urged to read the definitive proxy

[1]	See CF Form 425 filed November 2, 2009 (page 5).

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 19, 2009
statement relating to the 2009 Annual Meeting and any other relevant documents filed with the SEC (when available), because they contain important information. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents that Terra files with the SEC (when available) at the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com. In addition, the definitive proxy statement and other documents filed by Terra with the SEC (when available) may be obtained from Terra free of charge by directing a request to Terra Industries Inc., Attn: Investor Relations, Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102-6000.
Certain Information Concerning Participants
Terra, its directors, executive officers and certain employees specified in Annex A to Terra’s definitive proxy statement for the 2009 Annual Meeting, which was filed with the SEC on October 13, 2009, are participants in the solicitation of Terra’s security holders in connection with its 2009 Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Terra’s Annual Report on Form 10-K for the year ended December 31, 2008, which was filed with the SEC on February 27, 2009 and amended on April 28, 2009, and its definitive proxy statement for the 2009 Annual Meeting. To the extent holdings of Terra securities have changed since the amounts printed in the definitive proxy statement for the 2009 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s Web site at www.sec.gov and Terra’s Web site at www.terraindustries.com.
Forward-Looking Statements
Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	risks related to potential acquisition transactions,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulation,

•	changes in agricultural regulations and

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA

NEWS from Terra Industries Inc.	November 19, 2009
•	changes in the securities trading markets.
Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the Notes to the consolidated financial statements.
This communication includes projected financial performance information from Terra’s 2010 financial plan. These projections are necessarily based upon a variety of estimates and assumptions, including published third-party forecasts for product selling prices and current basis-adjusted Nymex natural gas futures prices, which, though currently considered reasonable by Terra, may not be realized and are inherently subject, in addition to the specific risks identified above, to business, economic, competitive, industry, regulatory, market and financial uncertainties and contingencies, many of which are beyond Terra’s control. There can be no assurance that the assumptions made in preparing the projected financial performance information will prove accurate. Accordingly, actual results may differ materially from the results projected.
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Note:	Terra Industries’ news announcements are also available on its Web site, www.terraindustries.com.
Additional Contacts:
Matthew Sherman/Jamie Moser
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
msherman@joelefrank.com/jmoser@joelefrank.com
Larry Dennedy/Laurie Connell
MacKenzie Partners, Inc.
(800) 322-2885
terraproxy@mackenziepartners.com

Terra Industries Inc. ♦ 600 Fourth Street ♦ P.O. Box 6000 ♦ Sioux City, Iowa 51102-6000
www.terraindustries.com ♦ 712/277-1340 ♦ NYSE Ticker: TRA